SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
July 3, 2008

(Date of earliest event reported)
FLOW INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
 23500 — 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code:
(253) 850-3500
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements of a Related Audit Report or Completed Interim Review.
     (a) In preparing the Annual Report on Form 10-K for fiscal year 2008, Flow International Corporation (the “Company”) management identified misstatements in its consolidated financial statements for fiscal year 2006 and for fiscal year 2007. These misstatements, when aggregated with other items previously identified in those respective periods which management had determined to be immaterial, became material to the referenced financial statements. As a result, on July 3, 2008 the Company’s Audit Committee concluded, after consultation with the Company’s management, that the 2006 and 2007 fiscal year consolidated financial statements (and corresponding reports of our independent registered accounting firm, Deloitte and Touche LLP) included in our previously filed Annual Report on Form 10-K should no longer be relied upon and should be restated. In addition, affected interim periods in 2007 and 2008 should no longer be relied on.
     The most significant misstatement to 2006 fiscal year net income as referenced above related to an understatement of foreign income tax expense of approximately $280,000. The cumulative effect of all misstatements resulted in a decrease of approximately $733,000 to net income, or $0.02 per basic and dilutive income per share in fiscal year 2006 and an increase of approximately $85,000 to net income, or $0.00 per basic and dilutive income per share in fiscal year 2007.
     The Company has discussed this matter with its independent registered accounting firm and will restate the consolidated financial statements for fiscal 2006 and 2007 to correct these misstatements in its Annual Report on Form 10-K for the year ended April 30, 2008, expected to be filed on July 11, 2008. The Company plans to restate interim periods for fiscal year 2008 in its fiscal year 2009 interim filings.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2008	FLOW INTERNATIONAL CORPORATION
	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary